News Release
For immediate release
Contact:	(Investors)	(Media)
	Jerry Richards	Anna Torma
	509-835-1521	509-835-1558

PotlatchDeltic Transfers $100 Million in Pension Liabilities

SPOKANE, Wash. - March 6, 2020 – PotlatchDeltic Corporation (NASDAQ: PCH) today announced that it agreed to purchase a group annuity contract from New York Life Insurance Company (“New York Life”), pursuant to which it will irrevocably transfer to New York Life approximately $100 million of pension obligations.  New York Life will assume responsibility for annuity administration and benefit payments to select retirees beginning May 1, 2020. Retirees and beneficiaries covered by this transaction will receive personalized information with further details before May 1, 2020.

This transaction was funded with plan assets and the Company transferred the premium amount to New York Life on March 6, 2020. There will be no change to retirees’ pension benefits as a result of the group annuity transaction. Following the annuity purchase and transfer, the Company’s pension plans will remain well-funded.

PotlatchDeltic will recognize a pre-tax noncash pension settlement charge estimated to be approximately $45 million against its first quarter 2020 income.

“This transaction maintains financially secure benefits for our pension plan participants while reducing PotlatchDeltic’s pension funding risk,” said Jerald W. Richards, vice president and chief financial officer. “The transfer represents almost one quarter of our qualified pension liability.”

ABOUT POTLATCHDELTIC

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 1.9 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.

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